                                                                                                            Exhibit 10.1
EIGHTH AMENDMENT TO
 SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS EIGHTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of November 13, 2014, by and among TELOS CORPORATION, a Maryland corporation ("Telos"), XACTA CORPORATION, a Delaware corporation ("Xacta"; Telos and Xacta are each a "Borrower" and collectively, the "Borrowers"), UBIQUITY.COM, INC., a Delaware corporation ("Ubiquity"), TELOWORKS, INC., a Delaware corporation ("Teloworks"; Ubiquity and Teloworks are each, a "Credit Party" and collectively, the "Credit Parties"; the Credit Parties and the Borrowers are each, a "Company" and collectively, the "Companies"), and WELLS FARGO CAPITAL FINANCE, LLC, (successor by merger to Wells Fargo Capital Finance, Inc., formerly known as Wells Fargo Foothill, Inc.), as agent ("Agent") for the Lenders (defined below) and as a Lender.
WHEREAS, Borrowers, Credit Parties, Agent and certain other financial institutions from time to time party thereto (the "Lenders") are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of May 17th, 2010, (as amended, restated or otherwise modified from time to time, the "Loan Agreement");
WHEREAS, subject to the terms and conditions contained herein, Agent, Required Lenders and Borrowers have agreed to amend the Loan Agreement in certain respects;
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.            Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

2.            Amendments to Loan Agreement.  Subject to the satisfaction of the conditions set forth in Section 4 hereof, the Loan Agreement is hereby amended as follows:

(a)            Section 6.3(a)(iii) of the Loan Agreement is amended and restated in its entirety as follows:

(iii)            for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20; provided that (A) subject to clause (B) below, the Compliance Certificate to be delivered pursuant to this Section 6.3(a)(iii) with respect to the month ended December 31, 2014 shall not be required to be delivered until February 28, 2015 and (B) the Compliance Certificate to be delivered with respect to the month ended December 31, 2014 shall not be required to be delivered so long as Administrative Borrower and Required Lenders have agreed to amend Section 7.20 in a manner satisfactory to Required Lenders on or prior to February 28, 2015.
(b)            Section 6.3(c) of the Loan Agreement is amended and restated in its entirety as follows:
(c) as soon as available, but in any event (x) on or prior to January 31, 2015 with respect to Parent's fiscal year commencing on January 1, 2015, and (y) 30 days prior to the start of each of Parent's fiscal years thereafter,
(i)            copies of Companies' Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming three years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer's good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby,
(c)            Section 7.20(a)(i) of the Loan Agreement is amended and restated in its entirety as follows:

(i)
Minimum EBITDA.  EBITDA for the 12 month period ending on each quarter-end from and after the quarter ending December 31, 2014 of at least $7,500,000, by way of clarification there shall be no test of Section 7.20(a)(i) for the fiscal quarter ended September 30, 2014; and

(d)            Section 7.20(a)(ii) of the Loan Agreement is amended and restated in its entirety as follows:

(ii)            Minimum Recurring Revenue.  TTM Recurring Revenue for the quarter ending September 30, 2014 of at least $4,500,000, and TTM Recurring Revenue, measured on a quarter-end basis for each quarter ending from and after the quarter ending December 31, 2014, of at least $5,000,000.
(e)            A new Section 7.20(c) is hereby added to the Loan Agreement to read as follows:

(c)            Fail to maintain:
(i)            Liquidity.  the sum of (A) Excess Availability plus (B) the aggregate cash of Borrowers held in deposit accounts subject to a Control Agreement in favor of Agent (the sum of (A) and (B) above as of any date of determination, "Liquidity"), of least $700,000 at any time; provided that if Liquidity shall on any Business Day be less than $700,000 when Liquidity was at least $700,000 on the preceding Business Day (each such event, a "Liquidity Event"), with respect to the first two Liquidity Events occurring after November 13, 2014 (it being understood that if a third Liquidity Event occurs after November 13, 2014, an immediate Event of Default which may not be cured shall exist) any Event of Default arising as a result of a breach of this Section 7.20(c)(i) shall be deemed cured, so long as Liquidity at no time is less than $500,000 (it being understood that if Liquidity is less than $500,000 at any time, an immediate Event of Default which may not be cured shall exist), in the event that Liquidity thereafter increases to no less than $700,000 within 2 Business Days following the date of the occurrence of such Liquidity Event.
3.            Ratification.  This Amendment, subject to satisfaction of the conditions set forth in Section 4 hereof, shall constitute an amendment to the Loan Agreement and all of the Loan Documents as appropriate to express the agreements contained herein.  Except as specifically set forth herein, the Loan Agreement and the Loan Documents shall remain unchanged and in full force and effect in accordance with their original terms.

4.            Conditions to Effectiveness.  This Amendment shall become effective upon the satisfaction of the following conditions precedent:
(a)            Each party hereto shall have executed and delivered this Amendment to Agent;
(b)            Borrowers shall have delivered to Agent such other documents, agreements and instruments as may be requested or required by Agent in connection with this Amendment, each in form and content acceptable to Agent;
(c)            No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment after giving effect to the effectiveness of this Amendment; and
(d)            All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Agent and its legal counsel.

5.            Reaffirmation and Confirmation; Acknowledgement.  Each Company hereby ratifies, affirms, acknowledges and agrees that the Loan Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of such Company, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Loan Agreement or any other Loan Document.  Each Company hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations.  The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Company in all respects.  Each Company agrees that it shall negotiate in good faith to reset the covenants set forth in Section 7.20 of the Credit Agreement on or prior to February 28, 2015 and each Company acknowledges and agrees that (a) Agent and each Lender have no obligation to amend the covenants set forth in Section 7.20 after the date hereof and (b) a Compliance Certificate with respect to the covenants tested December 31, 2014 shall be delivered pursuant to Section 6.3(a)(iii) (as amended pursuant to this Amendment) on or prior to February 28, 2015 unless Agent and Required Lenders waive or amend such requirement in a Loan Document executed after the date of this Amendment.

6.            Agreement to Provide Weekly Liquidity Forecast.  Until such time that Agent shall expressly notify the Companies in writing that such forecasts are no longer required, Companies hereby agree to deliver to Agent a weekly liquidity forecast, not later than the third (3rd) Business Day of each calendar week, in form and substance satisfactory to Agent in the form of the weekly liquidity forecast that have been delivered to Agent by Companies prior to the date of this Amendment.  Each Company acknowledges and agrees that the failure of the Companies to comply with the covenant in this Section 6 shall constitute an immediate Event of Default.

7.            Miscellaneous.

(a)            Warranties and Absence of Defaults.  To induce Agent and Lenders to enter into this Amendment, each Company hereby represents and warrants to Agent and Lenders that:
(i)
The execution, delivery and performance by it of this Amendment and each of the other agreements, instruments and documents contemplated hereby are within its corporate power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to it, its articles of incorporation and by‑laws, any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon it or any of its property;

(ii)
each of the Loan Agreement and the other Loan Documents, as amended by this Amendment, are the legal, valid and binding obligation of each Company party thereto enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor's rights generally, and (B) general principles of equity;

(iii)
the representations and warranties contained in the Loan Agreement and the other Loan Documents are true and accurate as of the date hereof with the same force and effect as if such had been made on and as of the date hereof; and

(iv)
each Company has performed all of its obligations under the Loan Agreement and the Loan Documents to be performed by it on or before the date hereof and as of the date hereof, it is in compliance with all applicable terms and provisions of the Loan Agreement and each of the Loan Documents to be observed and performed by it and no Event of Default or Default (other than the Existing Defaults) has occurred.

(b)            Expenses.  Each Company hereby agrees that Companies, jointly and severally, shall pay on demand all costs and expenses of Agent and each Lender (including the reasonable fees and expenses of outside counsel) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  In addition, each Company hereby agrees that Companies, jointly and severally, shall pay, and save Agent harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment or the Loan Agreement, as amended hereby, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  All obligations provided herein shall survive any termination of the Loan Agreement as amended hereby.

(c)            Governing Law.  This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

(d)            Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or by electronic transmission of a portable document file (PDF) or similar file shall be effective as delivery of a manually executed counterpart of this Amendment.

8.            Release.

(a)            In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company on behalf of itself and such Company's successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which such Company or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

(b)            Each Company hereby acknowledges and agrees that such Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)            Each Company hereby acknowledges and agrees that such Company agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.
AGENT AND LENDERS:
WELLS FARGO CAPITAL FINANCE, LLC. (successor by merger to Wells Fargo Capital Finance, Inc.) as Agent and as a Lender
By	/s/ Matthew Maclay
Name	Matthew Maclay
Title	Director

BORROWERS:

TELOS CORPORATION
A Maryland corporation

By	/s/ Jefferson V. Wright
Title	EVP & General Counsel

XACTA CORPORATION
A Delaware corporation

By	/s/ Jefferson V. Wright
Title	EVP & General Counsel

CREDIT PARTIES:

UBIQUITY.COM, INC.
A Delaware corporation

By	/s/ Jefferson V. Wright
Title	EVP & General Counsel

TELOWORKS, INC.
A Delaware corporation

By	/s/ David S. Easley
Title	President